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Exhibit 2.1

STOCK PURCHASE AND BARTER AGREEMENT

BY AND BETWEEN

MAXWELL TECHNOLOGIES, INC.

AND

MONTENA SA

May 30, 2002

STOCK PURCHASE AND BARTER AGREEMENT

        THIS STOCK PURCHASE AND BARTER AGREEMENT, dated as of the 30th day of May, 2002 (this "Agreement"), is entered into by and between Maxwell Technologies, Inc., a Delaware corporation ("Purchaser"), and Montena SA, a corporation governed by the laws of Switzerland ("Seller").

RECITALS

        1.    Seller owns 67% of the outstanding capital stock of Montena Components Ltd., a corporation governed by the laws of Switzerland (the "Company"), and has contractual rights or the possibility to acquire more than an additional 32% of the outstanding capital stock of the Company to a total of at least 99% of such outstanding capital stock.

        2.    Purchaser desires to purchase all of the outstanding capital stock of the Company, and Seller desires to increase its ownership of Company capital stock to at least 99% and to sell all of its shares of Company capital stock to Purchaser, all on the terms and conditions hereof.

SECTION 1

PURCHASE AND SALE OF CAPITAL STOCK

        1.1    Sale of Capital Stock.    Subject to the terms and conditions hereof, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, all of the shares of capital stock of the Company owned by Seller, which shall amount to a total of not less than 99%, i.e. not less than 99,000 shares, of such capital stock (the "Acquired Stock").

        1.2    Purchase Price.    The purchase price for 100% of the capital stock of the Company outstanding on the Closing Date (as defined below) shall be a total of 2,475,000 shares of the common stock, $0.10 par value, of Purchaser, delivered in certificate form as soon as practicable after the Closing Date. Such shares of Purchaser common stock are sometimes hereinafter referred to collectively as the "Purchase Price". In the event that the Acquired Stock does not constitute 100% of the outstanding capital stock of the Company, the Seller shall be entitled to receive that percentage of the Purchase Price that is equal to the percentage of the total outstanding shares of capital stock of the Company represented by the Acquired Stock. The Purchase Price, or, if applicable, the portion thereof to which Seller is entitled, is subject to possible future adjustment as described below in Section 10.2

        1.3    Closing.    The closing of the transactions contemplated in this Agreement (the "Closing") shall be held on June 30, 2002, at such place and in such manner as the Purchaser and Seller shall agree (the date of the Closing is hereinafter referred to as the "Closing Date"). At the Closing, the parties shall each take all such action and deliver all such documents, instruments, certificates and other items as may be required under this Agreement or otherwise in order to perform and fulfill all covenants, conditions and agreements on its part to be performed or fulfilled at or prior to the Closing Date and to cause all conditions precedent to the other party's obligations under this Agreement to be satisfied in full.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

        As of the date hereof, the Seller hereby represents and warrants to Purchaser as follows (references herein to "the best knowledge of Seller" includes matters that are or should be known by the management and key employees of the Company):

        2.1    Organization, Good Standing and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has all requisite power and authority and has all licenses and other governmental authorizations necessary to own, operate and lease its properties and carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified or duly licensed to transact business and is in good standing in each jurisdiction, within or outside Switzerland, that the nature of the business conducted by it or its ownership or leasing of any property makes such qualification necessary. True and complete copies of the organizational documents of the Company have been delivered to the Purchaser.

        2.2    Subsidiaries.    The Company does not own, directly or indirectly, any ownership interest or other security or investment in any corporation, partnership, limited liability company, joint venture, organization or other entity.

        2.3    Authorization and Enforceability.    Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. All action on the part of Seller and Seller's officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and any agreements required or contemplated hereunder and the performance of all obligations of Seller hereunder and thereunder, including the transfer and sale of the Acquired Stock, has or will have been taken before the Closing Date. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally and except as enforcement may be limited by general principles of equity.

        2.4    Capitalization.    The share capital of the Company amounts to CHF 1,000,000.—, divided into 100,000 fully paid in registered shares with a par value of CHF 10.— each (hereinafter referred to as the "Outstanding Stock"). The Outstanding Stock constitutes all of the issued and outstanding equity interests of the Company. The Outstanding Stock is owned beneficially and of record by the shareholders listed on Schedule 2.4 attached to this Agreement. There are as of the Closing Date no shares of capital stock of the Company, or other equity interests or securities of any nature in the Company, reserved for issuance nor are there any preemptive rights, rights of first refusal, right of first offer or any outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments, or other agreements, arrangements or commitments relating to the issued or unissued capital stock or other equity interests or securities of the Company. No share of Outstanding Stock is subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting or disposition of any share of Outstanding Stock. There are not any outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote. As of the Closing Date, there will not be any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or equity interests or securities of the Company or any other entity or person.

        2.5    Valid Issuance; Share Ownership.    All shares of Outstanding Stock have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with applicable laws. The Acquired Shares are owned by Seller free and clear of any lien, charge, encumbrance or claim by any other person or entity, and Seller has full and complete authority to transfer such shares to Purchaser hereunder. Upon delivery of the Acquired Shares to the Purchaser pursuant to this Agreement against payment of the consideration therefor, Purchaser shall acquire good and valid title to, and beneficial ownership of, such shares.

        2.6    Consents and Approvals.    Seller shall cause the Company board to approve the transfer of the Acquired Stock to Purchaser before the Closing Date. No other consent or approval by, or filings with, any governmental or administrative body or agency or other third party is required in connection with the execution, delivery or performance by Seller of this Agreement or any agreement required or contemplated by the provisions hereof or for the consummation by Seller of the transactions contemplated hereby or thereby.

        2.7    No Conflicts.    Neither the execution and delivery of this Agreement or any agreements provided for hereunder, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any provision of the organizational documents of the Company or Seller, (b) violate, breach, conflict with, or constitute a default (or constitute an event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any contract, agreement, lease, license or document to which the Company or Seller is a party, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any governmental authority applicable to Seller or to the Company or its business or any property of or used by the Company or (d) give rise to a declaration or imposition of any lien or other encumbrance upon any share of Outstanding Stock or any property of or used by the Company.

        2.8    Financial Statements.    The Seller has delivered to the Purchaser the following financial statements of the Company, all of which are attached to this Agreement as Schedule 2.8: (i) audited income statements for the years ended June 30, 2000 and June 30, 2001 and unaudited income statements and statements of cash flow for the nine-month period and quarter ended March 31, 2002; (ii) audited balance sheets as of June 30, 2000 and June 30, 2001 and an unaudited balance sheet as of March 31, 2002 (the "Balance Sheet"); and (iii) a pro forma income statement and cash flow statements for the year ended June 30, 2002 and a pro forma balance sheet as of June 30, 2002. The financial statements referred to in clauses (i) and (ii) are hereinafter collectively referred to as the "Historical Financial Statements", and financial statements referred to in clause (iii) are collectively referred to as the "Pro forma Financial Statements". The Historical Financial Statements (i) have been prepared in conformity with Swiss Accounting Standards consistently applied with prior periods, and (ii) fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated therein. The books of account, financial data, schedules and other records of the Company, including any of the foregoing delivered or made available to the Purchaser or its representatives in connection with the transactions contemplated hereby, have been maintained in the ordinary course of business of the Company, and there are no material misstatements, mistakes or omissions therein, and there have been no transactions involving the Company that properly should have been reflected in the Historical Financial Statements in accordance with such accounting principles that have not been reflected therein. The Balance Sheet accurately reflects all liabilities, obligations and commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured) of the Company, except (a) liabilities, obligations or commitments incurred since the date of the Balance Sheet in the ordinary course of business of the Company and consistent with past practice and (b) other liabilities or obligations not required to be shown on a balance sheet prepared in accordance such accounting principles. The Pro forma Financial Statements represent the best estimate by Seller and management of the Company for the operating results and financial condition of the Company for the period and as of the date of the Pro forma Financial Statements, based on reasonable assumptions and taking into account all known trends in the Company's business and operations.

        2.9    Accounts Receivable.    Schedule 2.9 attached to this Agreement contains a complete and correct list of all accounts receivable of the Company as of March 31, 2002 (the "Accounts Receivable"), and except as noted on Schedule 2.9, such accounts represent bona fide sales made or services performed on or prior to such date in the ordinary course of business of the Company and consistent with past practices. To the best knowledge of Seller, there is no contest, claim or right of set-off contained in any oral or written agreement with any account debtor relating to the amount or validity of any Account Receivable, and the Accounts Receivable, net of reserves, are collectible in the ordinary course of business of the Company. The reserves for uncollectible Accounts Receivable reflected in the Balance Sheet have been established in the ordinary course of business, in accordance with Swiss Accounting Standards and consistent with past practices.

        2.10    Inventory.    All inventory of the Company and the value of such inventory existing on the date of the Balance Sheet, net of reserves for obsolescence, is useable and salable in the ordinary course of business of the Company, and the reserve for obsolescence has been established in the ordinary course of business, in accordance with Swiss Accounting Standards and consistent with past practices.

        2.11    Fixed Assets.    All fixtures, furniture, machinery, equipment and other fixed assets owned or leased by the Company (the "Fixed Assets") are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put. None of the Fixed Assets are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs. The Fixed Assets constitute all of the fixed assets used by the Company in the operation of its business, and (other than the lease of real property and buildings from the Seller) the Company does not make use of fixed assets of any other party, including without limitation the Seller, in the conduct of the Company's business.

        2.12    Absence of Certain Changes or Events.    Since the date of the Balance Sheet and except for the sale of the PEC business and as set forth on Schedule 2.12 attached to this Agreement, the Company has conducted its business in the ordinary course consistent with past practice and none of the following has occurred:

          (a)  event, fact or circumstances that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on the operations, conditions or prospects of the Company;

          (b)  acquisition of or agreement to acquire by merging with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business entity, in a transaction or series of related transactions;

          (c)  issuance by the Company of, or commitment by it to issue, any common stock or other equity securities or obligations or any securities convertible into or exchangeable or exercisable for equity securities;

          (d)  other than under the Company's current line of credit with commercial banks, indebtedness incurred, assumed or guaranteed by the Company or any commitment to incur indebtedness entered into by the Company, or any loans made or agreed to be made by the Company;

          (e)  increase in the compensation of officers or employees (including any such increase pursuant to the grant of or increase to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee or any severance or termination pay, except for increases to non officer employees in the ordinary course of business, consistent with past practice or as required by any existing agreement;

          (f)    incurrence or imposition of a lien, security interest or encumbrance on any of the assets or other properties of the Company;

          (g)  damage, destruction or loss (whether or not covered by insurance) in an aggregate amount exceeding U.S. $5,000;

          (h)  delay or failure to pay or perform any obligation (including accounts payable) of the Company when due;

          (i)    settlement or other resolution of any litigation, or termination, amendment, modification or waiver of, or any breach, violation or default by any party under, any contract or agreement of the Company, or entrance into a material contract, commitment or agreement;

          (j)    forgiveness, waiver or agreement to extend repayment of any indebtedness or other material obligation owed by or to the Company;

          (k)  disposition or lapse of any rights to use any of the intellectual property or intangible assets of the Company;

          (l)    contract, agreement or transaction with Seller, any affiliate of the Company, any officer, director, stockholder or employee of the Company or any family member of any such person other than in the ordinary course of business or as mentioned or disclosed in this Agreement;

          (m)  declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, property or equity interests) to Seller or otherwise with respect to the capital stock of the Company, or any redemption, purchase or acquisition of any of the securities of the Company;

          (n)  payment on any indebtedness to Seller or any person or entity affiliated with Seller;

          (o)  material change in the tax liability of the Company;

          (p)  capital expenditures or commitments for additions to any property of the Company constituting capital assets in an aggregate amount exceeding U.S. $5,000 and not previously contained in a capital budget furnished to the Purchaser; or

          (q)  negotiation, discussion or contract or agreement to take or agree to take any of the actions described in subsections (a) through (p) above.

        2.13    Insurance.    The Company has in full force and effect fire, casualty and liability insurance policies with recognized insurers. This insurance is sufficient in amount as of the date of the Closing, subject to reasonable deductibles, to allow the Company to replace any of the material properties of the Company that may be damaged or destroyed. This insurance insures the Company and its assets and other properties against such casualties and contingencies and is carried in such amounts as is customary for companies similarly situated, which insurance is deemed by the Company to be sufficient. The Company has not given any notice or filed any claim with any of the insurers under any of these insurance policies.

        2.14    Employee Benefits.    The Company is current in all of its obligations (financial and otherwise) under all of its health, pension and similar programs and employee benefit plans, has complied in all material respects with all applicable laws relating thereto and the scope and coverage of all of these programs and plans is customary for companies similarly situated.

        2.15    Litigation; No Orders.    There are no actions, claims, suits, proceedings, arbitrations, complaints, grievances, unfair labor practice or employment discrimination charges or complaints, or investigations pending or, to the best knowledge of Seller, threatened (a) against the Company, its business or any property before any court, administrative, governmental or regulatory body or arbitrator or mediator or (b) that challenge the validity or propriety of any of the transactions contemplated by this Agreement. There are no (i) facts or circumstances known to Seller that could give rise to, or provide the basis for, any action which would be required to be disclosed pursuant to this Section 2.15 or (ii) outstanding judgments, orders, decrees, awards or citations of any governmental authority against the Company or the Company's business (including any assets, property, right, obligation or liability of such business).

        2.16    Material Contracts and Other Agreements.    The Company is not a party to, nor is the Company or any of its assets or other properties used in its business bound or affected by, any contract, agreement, understanding, instrument, lease or other commitment, written or oral, absolute or contingent, other than (i) contracts listed on Schedule 2.16 attached to this Agreement, accurate and complete copies of which have been delivered or made available to the Purchaser and (ii) contracts which do not involve commitments by any party thereto in excess of U.S. $25,000 in value. All of the contracts listed in Schedule 2.16 are valid, binding and legally enforceable in accordance with their respective terms, and the Company is not in material default under any such contract. The Company is not a party to any contract that restricts it from carrying on its business or any part thereof anywhere in the world or restricts it from competing in any line of business with any person or entity, except for the PEC business in accordance with the Purchase Agreement concluded with EPCOS (see also Section 10.2) the terms of which were disclosed to Purchaser.

        2.17    Client and Supplier Relationships.    Neither the Company nor Seller has received any notice and neither is in possession of any actual knowledge that might reasonably indicate that any of the Company's current clients, customers, subcontractors, vendors or suppliers intends to cease retaining, purchasing from, selling to or dealing with the Company in the manner in which such transactions have previously occurred or that any such current client, customer, subcontractor, vendor or supplier intends to alter in any respect the amount of such retention, purchases or sales or the extent of dealings with the Company or would alter in any respect any such retention, purchases, sales or dealings in the event of the consummation of the transactions contemplated in this Agreement.

        2.18    Compliance with Laws and Charter.    To the best knowledge of Seller the Company has at all times been, and all of its assets and properties have at all times been, in compliance in all material respects with any and all applicable rules, statutes, laws, ordinances and regulations, including, without limitation, any applicable franchise, building, zoning, health, environmental, safety, employment, labor relations or other rule, statute, law, ordinance or regulation. The Company is in compliance in all respects with its organizational documents.

        2.19    Licenses and Permits.    The Company has all licenses, permits, franchises, authorizations, rights, privileges, variances, exemptions, orders and approvals issued or granted by any governmental authority necessary to conduct the Company's business as it is now being conducted and as currently proposed to be conducted, and each of the foregoing (the "Licenses") is in full force and effect. Neither the Company nor the Seller has received any notice to the effect that, or otherwise been advised that, the Company is not in compliance with, or that it is in violation of, any such License. The Company is in compliance in all material respects with the terms of each such License, and there are not currently existing circumstances that are likely to result in a failure of the Company to comply with, or in a violation by the Company of, any such License.

        2.20    Title to Properties; Liens and Encumbrances.    The Company has good and marketable title to all of its properties and assets (all of which are sufficient for it to run its business as currently conducted and as proposed to be conducted) and, with respect to the property and assets leased by the Company, holds valid leasehold interests therein and is in compliance with such leases, in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge, except (i) tax or ordinary course liens for obligations not yet due or payable or (ii) liens or encumbrances which do not individually or in the aggregate materially impair the Company's use thereof or materially detract from the value of the Company's properties and assets and which have arisen only in the ordinary course of business.

        2.21    Brokers; Certain Expenses.    The Company has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

        2.22    Taxes.    The Company has timely filed all tax returns that are required to have been filed on or before the Closing with appropriate governmental authorities or agencies and such returns are true in all respects. The Company has paid or established adequate reserves for all material income, franchise, sales, value added and other taxes, assessments, governmental charges, import and export duties, penalties and interest due and payable by it. There are no agreements or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Company and there is no pending action, proceeding or dispute with any taxing authority relating to any of such returns, and Seller has no knowledge of any proposed liability for any tax to be imposed upon the properties or assets of the Company for which there is not an adequate reserve reflected on the Balance Sheet or of any governmental inquiry into any of the foregoing. However, it is understood that the Company is, based on a tax ruling with the cantonal authorities, partially exempted from the payment of cantonal income taxes until June 30, 2005.

        2.23    Related-Party Relationships.    Except for a lease agreement according to Exhibit C and a intercompany loan agreement as set forth in Section 10.1, no shareholder (including without limitation Seller), officer, director or affiliate of the Company has any (i) interest, directly or indirectly, in any lease, lien, contract, license, loan or other agreement, transaction or arrangement to which the Company is a party or that relates in any way to any property or any aspect of the Company's business, (ii) interest in any properties, assets, liabilities or other obligations of the Company or (iii) employment relationship or other relationship as a director, manager or similar such position with, or any interest, direct or indirect, in any competitor, supplier, vendor or customer of, or other person or entity having any business dealings or a business relationship with, the Company. Except as set forth in Schedule 2.23, neither Seller nor any officer, director or affiliate of the Company will own, hold, possess or have any other right or obligation with respect to any property or other asset on or after the Closing that is currently used in the business of the Company.

        2.24    Labor Matters.    The Company is a party to and bound by a collective labor agreement with labor organizations as disclosed in the due diligence report. The Company has not violated any terms of the collective labor agreement or any laws affecting the collective bargaining rights of its employees. The Company enjoys good and harmonious labor and employee relations with its employees and Seller has no reason to believe that the consummation of the transactions contemplated hereby will adversely affect such relations. The Company has at all times been in full compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization. The Company is not a party to, or bound by, any employment or other contract or agreement that contains any severance or termination pay liability or obligation, except as disclosed in the due diligence report.

        2.25    Trademarks, Patents and Other Rights.    The Company owns or has sufficient legal right to use all patents, patent applications, trademarks, trademark applications, service marks, trade names and copyrights (collectively, "Intellectual Property") and all know-how, computer programs and technical data necessary for its business as now conducted and as presently contemplated to be conducted, and which right, to the best knowledge of Seller, does not conflict with or infringe upon the valid rights of others. Neither the Company nor Seller has received any notice of, nor does Seller have any knowledge of, any infringement by the Company or any of its employees of the asserted rights of others. The Company has a valuable body of trade secrets, including know-how, concepts, designs, computer programs and other technical data (the "Proprietary Information") for the development, manufacture and sale of its products. To the best knowledge of Seller after reasonable inquiry, the Company has the right to use the Proprietary Information, free and clear of any rights (including license rights), liens, encumbrances or claims of others. Reasonable security measures have been taken and will continue to be taken by the Company to protect the secrecy, confidentiality and value of the Proprietary Information and the Intellectual Property.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF
PURCHASER

        Purchaser hereby represents and warrants to Seller as follows:

        3.1    Organization and Power; Foreign Qualification.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business, as such is now being conducted. Purchaser is duly qualified to transact business and is in good standing in every jurisdiction in which the character of its business makes such qualification necessary, except for such jurisdictions where the failure to so qualify would not have a material adverse effect on its financial condition, results of operation or business.

        3.2    Capital Structure of Purchaser.    The authorized capital stock of Purchaser consists of 40,000,000 shares of common stock, $0.10 par value, of which 11,339,225 shares are issued and outstanding as of May 20, 2002. Except for the transactions contemplated pursuant to this Agreement, for convertible preferred securities of PurePulse Corporation issued to two companies affiliated with Sanyo Corporation which are exchangeable into Maxwell common stock and for outstanding stock options granted to Purchaser's officers, directors and employees, there are no outstanding options, warrants, convertible debt or securities, calls, agreements, arrangements, commitments, understandings or other rights to purchase any of Purchaser's capital stock, or securities convertible into or exchangeable for any such capital stock. All of the outstanding shares of capital stock of Purchaser have been duly authorized, validly issued and are fully paid and nonassessable.

        3.3    Authorization and Enforceability of Agreements.    Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally and except as enforcement may be limited by general principles of equity. This Agreement has been duly and validly authorized by and approved by all requisite corporate action on the part of Purchaser. No further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by Purchaser of this Agreement, or the consummation by Purchaser of the transactions contemplated hereby, except for those which, if not obtained, would not have a material adverse impact on the ability of Purchaser to perform its business as currently conducted or the ability of Purchaser to execute and deliver such agreement, or to consummate the transactions contemplated hereby.

        3.4    No Conflicts.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the charter or Bylaws of Purchaser, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to Purchaser or its properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Purchaser.

        3.5    Financial Statements and SEC Reports.    Purchaser has timely filed all required forms, reports, statements and documents with the Securities and Exchange Commission ("SEC") since January 1, 2000, all of which have complied in all material respects with all applicable requirements of the federal securities laws. Purchaser has heretofore delivered or made available to Seller true and complete copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, (ii) its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2002 and (iii) its proxy statement relating to its Annual Meeting of Stockholders held on May 14, 2002, (the documents referred to in clauses (i), (ii) and (iii) being hereinafter referred to as the "SEC Reports"). As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of Purchaser included in the SEC Reports were prepared in conformity with GAAP applied on a consistent basis, and present fairly the consolidated financial position, results of operations and cash flows of Purchaser and its consolidated subsidiaries as of the date and for the periods indicated.

        3.6    Brokers and Finders.    Purchaser has not engaged or authorized any broker, finder, investment banker or other third party to act on behalf of Purchaser, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or has consented to or acquiesced in anyone so acting, and Purchaser knows of no claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of Purchaser or of any basis for such a claim.

        3.7    Maxwell Shares.    The shares of Maxwell common stock to be issued and delivered as the Purchase Price pursuant to this Agreement will, on delivery of certificates therefor in accordance with the terms hereof, be duly authorized, fully paid in and nonassessable shares, validly issued and outstanding. Purchaser is not aware of any facts or circumstances that would prevent it from satisfying its obligation to cause a Registration Statement on Form S-3 to become and remain effective in accordance with the terms of Section 10.3 below.

        3.8    No Material Adverse Changes.    Since March 31, 2002, there has not occurred any event, nor has there been the development of any condition, which has had or is reasonably likely to have a material adverse effect on the results of operations, financial condition or business of Purchaser and its subsidiaries.

SECTION 4

PRE-CLOSING COVENANTS OF SELLER

        4.1    Activities Pending Closing.    Seller hereby agrees, for itself and on behalf of the Company, that from the date hereof to the Closing Date the Company will, except to the extent disclosed in Section 2 or to the extent that Purchaser shall otherwise give its written consent:

          (a)  Operate its business (including collection of the accounts receivable and payment of accounts payable) substantially as now operated and only in the ordinary course and, to the extent of and consistent with such operation, use its best efforts to preserve intact its present business organization and preserve its relationships with persons having business dealings with it;

          (b)  Maintain all of the assets and properties related to its business in customary repair, order and condition, reasonable wear and tear and damage by unavoidable casualty excepted, and take all steps reasonably necessary to maintain its intangible assets, including, without limitation, its trademarks, trade names, copyrights and patents and any pending applications therefor;

          (c)  Maintain its books, accounts and records, in the usual, regular and ordinary manner and consistent with past practice;

          (d)  Except for taxes contested in good faith, pay all taxes and other governmental levies and duties upon its properties, business and income as they become due;

          (e)  Refrain from disposing of or encumbering any of its properties and assets;

          (f)    Maintain insurance upon its business and related assets and properties in respect of the kinds of risks customarily insured against, in accordance with its current practices;

          (g)  Not do any act that would cause a breach of or material default under any material contract, commitment or obligation of it;

          (h)  Not declare or pay any dividends or declare or make any other distribution, direct or indirect, to Seller or otherwise on account of any shares of its capital stock, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of Outstanding Stock;

          (i)    Not borrow any money, or incur, assume or guaranty or otherwise become directly or indirectly responsible for the payment of any indebtedness or obligation of any officer, director, employee or agent or of any other person (other than the endorsement of negotiable instruments for deposit or collection or any other transactions in the ordinary course of business and consistent with past practice);

          (j)    Not pay (in cash or kind) any indebtedness to Seller or any other holder of capital stock or other equity interest of the Company, except for any payment necessary to adjust the intercompany loan to CHF 2,363,000 as set forth in Section 10.1;

          (k)  Not amend or modify in a manner materially adverse to the Company, or terminate, any material contract or agreement to which the Company is a party or pursuant to which the Company's assets may be bound;

          (l)    Not increase, or commit to increase, the direct or indirect compensation payable or to become payable to its officers or directors, or to any of its employees or Affiliates, whether by amendment or adoption of a health, pension or other employee benefit plan or arrangement or otherwise, or commit to make severance, bonus or special payments to any of such parties, upon a change in ownership or management or upon termination of such parties;

          (m)  Upon becoming aware thereof, promptly advise Purchaser in writing of any material adverse change in its condition (financial or otherwise), assets, liabilities, earnings, business or prospects, and provide Purchaser with all current financial data; and

          (n)  Promptly advise Purchaser of the commencement or threat of any suit, claim, action or litigation, or any administrative, arbitration or other proceedings or governmental investigations or inquiries.

        4.2    Consents and Approvals; Fulfillment of Conditions.    Seller will use, and will cause the Company to use, its best efforts to (i) obtain all necessary consents and approvals of other persons and governmental and regulatory authorities to the consummation of the transactions contemplated by this Agreement and (ii) perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with and fulfilled by them prior to or at the Closing Date.

        4.3    Notice.    Seller will give prompt notice to Purchaser of the occurrence, or failure to occur, of any event of which it has knowledge and which it determines would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to and including the Closing Date.

        4.4    Access.    Purchaser may, prior to the Closing Date, through its employees, agents and representatives (including accountants and attorneys), make or cause to be made such reasonable investigation as it deems necessary or advisable of the assets, properties and business of the Company, but such investigation shall not affect the representations and warranties of Seller hereunder or the right of Purchaser to terminate this Agreement as provided in Section 8.1(b) hereof. Seller agrees to permit Purchaser and its employees, agents and representatives to have complete access to the properties, books and records, contracts and other documents of the Company, during regular business hours and at such other times agreeable to the Company and to Purchaser. Seller shall furnish to Purchaser such financial and operating data and other information with respect to the Company's business as Purchaser shall from time to time reasonably request and shall authorize the key employees and expressly authorized representatives of the Company to discuss the affairs of the Company with the employees, agents and representatives of Purchaser. Purchaser's representatives shall also be permitted to contact the customers and clients of the Company to discuss their respective businesses, after the responsible employee of the Company has contacted the customer. Purchaser, through its employees, agents and representatives shall keep any information strictly confidential in accordance with the terms of the confidentiality agreement signed on May 8, 2002.

        4.5    Publicity.    Seller agrees that a joint press release regarding the transactions contemplated by this Agreement will be issued immediately following the date of this Agreement, the form and content of which shall be subject to the mutual agreement of Seller and Purchaser, and thereafter neither Seller, the Company nor any of their agents or affiliates, shall either directly or indirectly make any press release or other public communication with respect to the transaction contemplated hereby without the prior written consent of Purchaser, which consent will not be unreasonably denied.

SECTION 5

PRE-CLOSING COVENANTS OF PURCHASER

        5.1    Consents and Approvals; Fulfillment of Conditions.    Purchaser will use its best efforts to (i) obtain all necessary consents and approvals of other persons and governmental and regulatory authorities to the consummation of the transactions contemplated by this Agreement and (ii) perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with and fulfilled by it prior to or at the Closing Date.

        5.2    Notice.    Purchaser shall give prompt notice to Seller of the occurrence, or failure to occur, of any event of which it has knowledge and which it determines would cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof up to the Closing Date.

        5.3    Publicity.    Purchaser agrees that a joint press release regarding the transactions contemplated by this Agreement will be issued immediately following the date of this Agreement, the form and content of which shall be subject to the mutual agreement of Seller and Purchaser, and thereafter neither Purchaser nor any of its agents or affiliates, shall either directly or indirectly make any press release or other public communication with respect to the transaction contemplated hereby without the prior written consent of Seller, which consent will not be unreasonably denied, unless required to be made by applicable law or Nasdaq National Market rule or regulation.

        5.4    Access.    Seller may, prior to the Closing Date, through its employees, agents and representatives (including accountants and attorneys), make or cause to be made such reasonable investigation as it deems necessary or advisable of the assets, properties and business of Purchaser, but such investigation shall not affect the representations and warranties of Purchaser hereunder or the right of Seller to terminate this Agreement as provided in Section 8.1(c) hereof. Purchaser agrees to permit Seller and its employees, agents and representatives to have complete access to the properties, books and records, contracts and other documents of Purchaser, during regular business hours and at such other times agreeable to the Purchaser and to Seller. Purchaser shall furnish to Seller such financial and operating data and other information with respect to Purchaser's business as Seller shall from time to time reasonably request and shall authorize the key employees and expressly authorized representatives of Purchaser to discuss the affairs of Purchaser with the employees, agents and representatives of Seller.

        5.5    Loan at Closing.    Purchaser agrees to loan to Seller the sum of U.S. $3 million as a part of the Closing (the "Closing Loan"). The Closing Loan shall be made by wire transfer at least 2 working days prior to the Closing Date and shall be evidenced by Seller's Secured Promissory Note (the "Note") in the form attached to this Agreement as Exhibit A. The Note shall bear simple interest at 6.5% per annum and shall be secured by a pledge under a Stock Pledge Agreement in the form attached as Exhibit B to this Agreement of 225,000 shares out of the total number of shares of Maxwell common stock issued to Seller at the Closing (the "Pledged Stock"). Seller agrees to repay the Closing Loan as set forth under the Note and as provided under Section 10.4 of this Agreement.

SECTION 6

CONDITIONS TO CLOSING BY PURCHASER

        The obligation of Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction in all material respects, on or before the Closing Date, of the following conditions (unless waived in writing by Purchaser):

        6.1    Accuracy of Representations and Warranties; Performance of Covenants.    The representations and warranties of the Seller set forth herein shall be accurate in all material respects on and as of the date hereof and on and as of the Closing Date (as though made on and as of the Closing Date), and the Company and the Seller each shall have, in all material respects, performed all obligations and complied with all covenants required to be performed or to be complied with by them under this Agreement prior to the Closing Date, and Purchaser shall have received a certificate, dated the Closing Date, signed on behalf of the Company and Seller by a duly authorized officer of each to all such effects.

        6.2    Acquired Stock.    Seller shall have validly transferred to Purchaser the Acquired Stock, which shall constitute no less than 99% of the Outstanding Stock, in accordance with the terms and conditions of this Agreement.

        6.3    Facility Lease.    Seller shall have caused its subsidiary Montena Properties SA to conclude with the Company a lease in the form attached to this Agreement as Exhibit C for a facility owned by Montena Properties SA and reasonably acceptable to Purchaser under which the Company would consolidate its operations and conduct its business.

        6.4    Closing Loan.    Seller shall have executed and delivered to Purchaser the Note and Pledge Agreement relating to the Closing Loan.

        6.5    No Litigation.    No legal action or other proceedings brought by third parties to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement or the transactions contemplated hereby shall be pending or threatened.

        6.6    Adverse Changes.    There shall not have been instituted or threatened any litigation which materially affects the Company, and there shall not have occurred any loss or destruction of any material part of the assets of the Company or any material adverse change in the financial condition, business, prospects or operations of the Company.

        6.7    Other Matters.    All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, agreements, instruments and documents referred to in this Section 6 or incident to any such transactions shall be reasonably satisfactory in form and substance to Purchaser.

SECTION 7

CONDITIONS TO CLOSING BY SELLER

        The obligations of Seller to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction in all material respects, on or before the Closing Date, of the following conditions (unless waived in writing by Seller):

        7.1    Accuracy of Representations and Warranties; Performance of Covenants by Purchaser.    The representations and warranties of Purchaser set forth herein shall be accurate in all material respects on and as of the date hereof and the Closing Date (as though made on and as of the Closing Date), and Purchaser shall have, in all material respects, performed all obligations and complied with all covenants required to be performed or to be complied with by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate from Purchaser, dated the Closing Date, signed on behalf of Purchaser by a duly authorized officer to all such effects.

        7.2    Purchase Price.    Purchaser shall have given instructions to its transfer agent to issue and deliver to Seller a certificate or certificate for the shares of Maxwell common stock to which Seller is entitled pursuant to Section 1.2, excluding the Pledged Shares. Purchaser shall instruct its transfer agent to deliver a certificate for the Pledged Shares to Purchaser to hold pursuant to the Pledge Agreement.

        7.3    Facility Lease.    Seller shall have caused its subsidiary Montena Properties SA to conclude with the Company a lease in the form attached to this Agreement as Exhibit C for a facility owned by Montena Properties SA under which the Company would consolidate its operations and conduct its business.

        7.4    Closing Loan.    Seller shall have received the proceeds of the Closing Loan.

        7.5    No Litigation.    No legal action or other proceedings brought by third parties to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement or the transactions contemplated hereby shall be pending or threatened

        7.6    Adverse Changes.    There shall not have been instituted or threatened any litigation which materially affects Purchaser, and there shall not have occurred any loss or destruction of any material part of the assets of Purchaser or any material adverse change in the financial condition, business, prospects or operations of Purchaser and its subsidiaries, taken as a whole.

        7.7    Other Matters.    All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, agreements, instruments and documents referred to in this Section 7 or incident to any transactions shall be reasonably satisfactory in form and substance to Seller.

SECTION 8

TERMINATION OF AGREEMENT

        8.1    Termination.    This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing Date, as follows, and in no other manner:

          (a)  By written agreement of Purchaser and Seller;

          (b)  By Purchaser if (i) at any time Purchaser has reasonable grounds to believe, and does believe, that there has been a material misrepresentation, breach of warranty or breach of covenant on the part of Seller or the Company in any of the representations, warranties or covenants under this Agreement which breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Seller; or (ii) any of the conditions set forth in Section 6 hereof shall not have been met in all material respects by June 30, 2002.

          (c)  By Seller if (i) at any time Seller has reasonable grounds to believe, and does believe, that there has been a material misrepresentation, breach of warranty or breach of covenant on the part of Purchaser in any of the representations, warranties or covenants under this Agreement which breach is not curable, or if curable, is not cured within 30 days after written notice of such breach is given to Purchaser, or (ii) any of the conditions set forth in Section 7 hereof shall not have been met in all material respects by June 30, 2002.

        8.2    Effect of Termination.    In the event that this Agreement shall be terminated pursuant to Section 8.1, all further obligations of the parties hereto under this Agreement shall terminate without further liability or obligation of either party to the other, including liability for damages.

        8.3    Costs and Expenses.    Upon termination of this Agreement, all expenses incurred in connection with the transactions contemplated herein, including but not limited to legal and accounting expenses, shall be borne by the respective party incurring such expenses.

SECTION 9

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

        9.1    Survival.    The representations and warranties made by the Seller, on the one hand, and by Purchaser, on the other hand, in this Agreement or in any document, certificate, schedule or instrument delivered in connection herewith shall survive the Closing and shall continue in effect for a period of 12 months after the Closing Date, notwithstanding any investigation by or on behalf of Seller or Purchaser.

        9.2    Indemnity by Seller.    Seller shall indemnify and hold harmless Purchaser and the Company from and against, and shall reimburse Purchaser or the Company on demand for any loss, liability, damage or expense, including reasonable attorneys' fees and costs of investigation incurred as a result thereof (other than Purchaser's or the Company's administrative costs and expenses) that Purchaser or the Company shall incur or suffer (collectively, "Maxwell's Recoverable Losses"), arising out of or resulting from (i) any material breach or inaccuracy of any representation or warranty of Seller contained in Section 2 hereof or in any document, certificate, schedule or instrument delivered by or on behalf of Seller pursuant hereto; (ii) any default or breach of an agreement or covenant made by Seller under or pursuant to this Agreement; or (iii) any loss, cost, claim, liability or obligation arising out of or relating to the activities of the Company on or prior to the Closing Date that is not disclosed or reflected on the Balance Sheet or otherwise specifically disclosed. Purchaser agrees that for any particular loss coming within this Section 9.2, Seller shall be required to indemnify for such loss only once and only either for the benefit of Purchaser or the Company, but not both. The parties agree that Seller's indemnity obligation hereunder shall apply when Maxwell's Recoverable Losses exceed, in the aggregate U.S. $100,000 and then only to the extent of such excess.

        9.3    Indemnity by Purchaser.    Purchaser shall indemnify and hold harmless Seller from and against, and shall reimburse Seller for any loss, liability, damage or expense, including reasonable attorneys' fees and costs of investigation incurred as a result thereof (other than Seller's administrative costs and expenses) that Seller shall incur or suffer (collectively, "Seller's Recoverable Losses") arising out of or resulting (i) any material breach or inaccuracy of any representation or warranty of Purchaser contained in Section 3 hereof or in any document, certificate, schedule or instrument delivered by or on behalf of Purchaser pursuant hereto; (ii) any default or breach of an agreement or covenant made by Purchaser under or pursuant to this Agreement; or (iii) any loss, cost, claim, liability or obligation arising out of or relating to the activities of the Company after the Closing Date. The parties agree that Purchaser's indemnity obligation hereunder shall apply when Seller's Recoverable Losses exceed, in the aggregate U.S. $100,000 and then only to the extent of such excess.

        9.4    Claims for Indemnification; Disputes

          (a)    Claims for Indemnification.    Any party hereto shall give Seller or Purchaser, as the case may be (the "Indemnitor"), written notice (the "Claim Notice") of any claim (including the receipt of any demand) or the commencement of any action with respect to which indemnity may be sought (the "Claim" or the "Claims). The Claim Notice shall state (i) the aggregate amount of Maxwell's Recoverable Losses or Seller's Recoverable Losses (in either case, "Recoverable Losses") as to which indemnification is being sought (which amount may be estimated and updated from time to time), (ii) the components of the amount of Recoverable Losses for which indemnification is being sought (which components may be estimated and updated from time to time); and (iii) the specific grounds upon which the Claim for indemnification is being made. The right to indemnification for a Claim shall be deemed to be accepted by the Indemnitor unless, within 30 days after the Indemnitor's receipt of the Claim Notice, the Indemnitor shall notify the claimant in writing that it objects to the right to indemnification with respect to the Claim.

          (b)    Resolution of Disputes.    The parties shall undertake in good faith to or to have their representatives promptly meet and attempt to resolve all disputes regarding indemnification. If the parties are unable to resolve such disputes within 20 days, the resolution of the disputes shall be referred to and settled by arbitration to be held in San Diego, California and conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The successful or prevailing party or parties shall be entitled to recover all attorneys' fees, expert witness fees and other costs incurred in such action, in addition to any other relief to which it or they may be entitled.

SECTION 10

POST-CLOSING COVENANTS

        10.1    Intercompany Loan.    On the Closing Date Purchaser shall provide by wire transfer an intercompany loan to the Company of U.S. $1 million and shall cause the Company within seven days of the Closing Date to use the full proceeds of that loan to pay a portion of the existing indebtedness of the Company to Seller which as of the Closing Date will amount to CHF 2,363,000. The remaining balance of such indebtedness of the Company to Seller (hereinafter referred to as "Seller Indebtedness") shall be considered due and owing only at the times and to the extent provided in Section 10.2 below.

        10.2    PEC Cash Proceeds.    The Company has sold its PEC (power capacitor) business to EPCOS for a series of cash installments consisting of 500,000 Euros due in April 2002, 700,000 Euros due in August 2002 and 300,000 Euros due in October 2002. Such installment payments are hereinafter collectively referred to as the "PEC Installment Payments". The Company remains liable for certain liabilities relating to the PEC business, including without limitation social obligations to former employees, obligations under long-term purchase contracts and product warranties and obligations to refrain from engaging in a competitive activity in the PEC business (power capacitor business) (hereinafter, the "PEC Liabilities"). The Company retained and did not sell to EPCOS its PEC inventories and PEC production machinery, which the Company is holding for future sales to third parties. The proceeds from the sale of the PEC inventories and PEC production machinery are hereinafter referred to collectively as the "PEC Additional Proceeds". Purchaser agrees to cause the Company to pay to Seller the following amounts:

          (a)  on August 31, 2002, the Company will pay to Seller the excess of (i) 1,200,000 Euros plus any PEC Additional Proceeds received on or prior to that date, over (ii) PEC Liabilities paid or accrued as of that date;

          (b)  on March 31, 2003, the Company will pay to Seller the excess of (i) 300,000 Euros plus any PEC Additional Proceeds received after August 31, 2002 and on or before March 31, 2003, over (ii) PEC Liabilities paid or accrued after August 31, 2002 and on or before March 31, 2002.

        The above payments shall first be credited to the repayment of Seller Indebtedness, and to the extent that such payments exceed Seller Indebtedness, they shall be considered an addition to the Purchase Price and shall be paid to Seller to the extent of the appropriate portion thereof pursuant to Section 1.2 hereof. In the event that the PEC Installment Payments are delayed or not paid by EPCOS, the obligation of the Company under clauses (a) and (b) above shall be proportionately delayed or excused. In the event that the above payments do not fully repay Seller Indebtedness, Seller agrees that any remaining balance of such indebtedness shall be canceled and forgiven. If the sum of the PEC Installment Payments and PEC Additional Proceeds is not sufficient to discharge all of the PEC Liabilities, Seller agrees that, in addition to canceling and forgiving the remaining balance of Seller Indebtedness and notwithstanding any limitations under Section 9.2 above, it shall remain liable for and shall indemnify Purchaser against any remaining PEC Liabilities.

        10.3    Registration of Maxwell Shares.    Within 10 days following the Closing Date, Purchaser shall file a registration statement for the resale of the Maxwell common stock received at Closing by Seller as a part of the Purchase Price. Seller agrees to cooperate in the preparation and filing of such registration statement, including providing required information concerning the shares owned and to be sold by Seller. Purchaser shall use its best efforts to cause such registration statement to become effective as soon as possible, and upon a declaration of effectiveness by the SEC, Purchaser will use its best efforts to keep such registration statement effective for one year from the Closing Date. Seller understands and acknowledges that there may be periods following the effectiveness of such registration statement in which Purchaser is required to suspend any use of the prospectus under the registration statement and any sales thereunder into the market until the information disclosed under such prospectus or incorporated by reference into such prospectus is corrected or updated. After expiration of one year from the Closing Date, Seller understands that it may sell into the public market up to a number of shares per 90-day period equal to 1% of Purchaser's total outstanding shares, and following another year thereafter, Seller may sell such stock into the public market without restriction.

        10.4    Repayment of the Closing Loan.    Seller hereby agrees that, promptly upon the effectiveness of the S-3 registration statement described in Section 10.3 of this Agreement, it shall diligently seek to sell in the public trading market 225,000 shares of Maxwell common stock within a period of 90 days at a price of at least $13.35 per share. Seller agrees not to sell such stock at less than $13.35 per share without the prior consent of Purchaser. If Seller desires to sell at a price lower than $13.35 per share and Purchaser does not give its consent, Seller may proceed with such sale but the proceeds will not be applied to the Closing Loan and no shares will be released from the Pledge Agreement. Seller further agrees that it will not distribute to its or the Company's shareholders more than 250,000 shares of the Purchaser received as part of the Purchase Price until such time as the Closing Loan is repaid in full. The intention of this provision and the rest of this Section 10.4 is to require Seller to repay the Closing Loan in full from the sale of up to 225,000 shares of Maxwell common stock before any shares are sold at a price below $13.35 per share (unless Purchaser consents) and before more than 250,000 shares of Maxwell common stock are distributed by Seller to its or the Company's shareholders.

        Purchaser and Seller each agree to cooperate with the other in order to facilitate the sale of such stock within the 90-day period at the maximum price possible with the minimum adverse impact on the trading price of such stock. Seller shall notify Purchaser immediately after any sale of stock and shall regularly provide information on the number of shares sold and the selling price. At the end of each 30-day period within said 90-day period, Seller shall provide a written summary of the stock sales that occurred in that 30-day period that are creditable toward payment of the Closing Loan, including a total of the proceeds received by Seller, and such proceeds shall be paid to Purchaser as an installment payment of the principal and accrued interest on the Note. At the time of each such installment payment, Purchaser shall release and return to Seller from the Pledged Stock a number of shares equal to the number of shared sold by Seller in such 30-day period. The due date of the Note shall correspond to the end of said 90-day period, and if at that time, Seller has not sold a total of 225,000 shares that are applied to the Note, the due date of the Note shall be extended for 30 days. The Note shall only be extended for one 30-day period if said 225,000 shares have not been sold, and the term for the Note shall not be extended beyond a total of 120 days from the effective date of the S-3 registration statement. If, during the term of the Note, sales of Maxwell common stock by Seller result in either (i) payment of the total principal and accrued interest due under the Note, or (ii) the sale of a total 225,000 shares of Maxwell common stock that are applied to the Note, then the Note shall at that time be considered satisfied and paid in full and the Pledged Stock shall be released to Seller. Any portion of the principal or accrued interest not yet paid if clause (ii) applies shall be forgiven. In the event that neither clause (i) nor (ii) has occurred within the term of the Note (as extended), then Purchaser and Seller agree that Purchaser shall retain any shares of the Pledged Stock not yet released in full satisfaction of any remaining obligations of Seller under the Note.

        10.5    Use of Montena Name.    Seller agrees that the Company may, following the Closing, continue to use the name "Montena Components SA" in association with the lines of business being pursued by the Company as of the Closing Date. The right of the Company to such use shall continue indefinitely and extend to all countries of the world.

        10.6    Maxwell Board Seat.    As soon as practicable following the Closing, Purchaser agrees to appoint a representative of Seller to the Board of Directors of Purchaser and shall nominate and recommend to the stockholders the election of such nominee, or a replacement reasonably acceptable to Purchaser, to the Board of Directors at each subsequent annual meeting during the time which Seller continues to hold at least 1,000,000 Maxwell common stock received as the Purchase Price hereunder.

        10.7    Matran Facility.    Seller agrees that the portion of the Company's operations now located at the Matran facility (known as the Metar group) may continue its occupancy in the same manner as currently exists for no rent or other occupancy charge until the earlier of (i) March 31, 2003, or (ii) the closing of a sale of the Matran facility by Seller.

        10.8    Board of Directors of the Company.    As soon as practicable following the Closing, Seller agrees to arrange for the resignation of all members of the Company's Board of Directors from the Board except for Martin Schutt. Upon those resignations, Purchaser shall appoint two new members of such Board, who are anticipated to be Carl Eibl and Hannes Berchtold. Purchaser shall give full release to all members of the Company Board for their activities performed during the financial year 2001/02.

SECTION 11

GENERAL PROVISIONS

        11.1    Entire Agreement; Modifications; Waiver.    This Agreement and the agreements contemplated hereunder supersede any and all agreements heretofore made, written or oral, relating to the subject matter hereof, and constitute the entire agreement of the parties relating to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by Purchaser and Seller. Inspection of documents or the receipt of information pursuant to this Agreement shall not constitute a waiver of any representation, warranty, covenant or condition hereunder. No waiver shall be binding unless executed in writing by the party making such waiver.

        11.2    Severability.    If any clause or provision of this Agreement shall be held invalid or unenforceable by the final determination of a court of competent jurisdiction, and all appeals therefrom shall have failed or the time for such appeals shall have expired, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect.

        11.3    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their respective successors. The rights and obligations under this Agreement are not assignable or transferable by either side without the prior written consent of the other side.

        11.4    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        11.5    Governing Law.    This Agreement shall be construed and interpreted in accordance with the internal substantive laws of the State of California.

        11.6    Notices.    All notices required or desired to be given hereunder shall be given in writing and signed by the party so giving notice, and shall be effective when personally delivered or delivered by courier, one business day after transmission if sent by facsimile and appropriate confirmation is received, or ten (10) days after being sent by certified or registered mail, return receipt requested, first class postage and fees prepaid, addressed as set forth below. Any party from time to time may change such party's address for giving notice by giving notice thereof in the manner outlined above:

    If to Purchaser:

      Maxwell Technologies, Inc.
      8888 Balboa Avenue
      San Diego, California 92123
      Attention: Donald M. Roberts
      Facsimile: (858) 277-6754

    If to Seller:

      Montena SA
      Ch de la Cornache 1
      CH-1753 Matran
      Switzerland
      Attention: Jose Cortes
      Facsimile: (++41) 026 407 36 39

    With copy to:

      Cortes & Grossenbacher
      Herzogstrasse 14
      CH-8044 Zurich
      Switzerland
      Attention: Jose Cortes
      Facsimile: (++41) 01 254 90 81

        11.7    Expenses.    Whether or not the transactions contemplated under this Agreement are consummated, each of Seller and Purchaser (and not the Company) shall pay its own expenses (including outside legal and accounting fees) incident to the negotiation, preparation of the definitive written agreement, filings and preparation of documents in connection with the issuance or transfer of shares, and any other documents prepared in connection with this Agreement. Seller agrees that it shall not use any assets of the Company or otherwise charge the Company for any expenses of Seller hereunder.

        11.8    Recovery of Enforcement Costs.    If any legal action or arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MONTENA SA
By:	Name: Title:
"Seller"
MAXWELL TECHNOLOGIES, INC.
By:	Name: Title:
"Purchaser"

AMENDMENT NUMBER ONE
TO
STOCK PURCHASE AND BARTER AGREEMENT'
BY AND BETWEEN

MAXWELL TECHNOLOGIES, INC.
AND
MONTENA SA

        This Amendment Number One, dated as of the 28th day of June 2002 ("Amendment"), is entered into by and between Maxwell Technologies, Inc., a Delaware corporation ("Purchaser"), and Montena SA, a corporation governed by the laws of Switzerland ("Seller"), and amends that certain Stock Purchase and Barter Agreement, dated May 30, 2002 ("Agreement"), by and between Purchaser and Seller. Capitalized terms used in this Amendment but not defined herein shall bear the meanings provided in the Agreement.

RECITALS

        A.    Purchaser and Seller have entered into the Agreement providing for the purchase by Purchaser of the outstanding shares of Montena Components Ltd., a corporation governed by the laws of Switzerland ("Company"), held by Seller.

        B.    Purchaser and Seller desire to amend certain provisions of the Agreement as set forth in this Amendment.

AMENDMENTS

        1.    Section 1.2 "Purchase Price" of the Agreement is hereby amended to change the number of shares of common stock of Purchaser in the second line of said section that will constitute the Purchase Price from the number "2,475,000" to the number "2,550,000".

        2.    Section 1.3 "Closing" of the Agreement is hereby amended to change the date of Closing in the second line of said section from "June 30, 2002" to "July 5, 2002".

        3.    A new Section 1.4 "Value Support" is hereby added to the Agreement as follows:

        "1.4 Value Support.    Provided that the Company achieves total sales in excess of $20M for the twelve-month period ended June 30, 2003, Purchaser will provide the following share value support to Seller:

        To the extent that each share of Purchaser stock issued as part of the Purchase Price (plus any stock of Purchaser's subsidiary, PurePulse Technologies, Inc., subsequently received as a distribution with respect to Purchaser stock) held by Seller on September 1, 2003 has a market value (based on the average 30 trading-day closing price ending on September 1, 2003—the "30 Day Measurement Price") of less than $9 per share, then Purchaser will issue to Seller such number of additional Purchaser shares (based on the 30 Day Measurement Price) equal, in total value, to (i) the difference between $9 and the 30 Day Measurement Price multiplied by (ii) such number of shares held by Seller on September 1, 2003; provided, however, that such adjustment will in no event be greater than 500,000 shares."

        4.    Section 5.5 "Loan at Closing" of the Agreement is hereby amended to change the number of shares of Purchaser in the sixth line of said section that will constitute Pledged Shares from the number "225,000" to the number "300,000".

        5.    Section 10.4 "Repayment of the Closing Loan" of the Agreement is hereby amended in the following two respects: (i) each time the number "225,000" appears relating to the number of shares of

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Purchaser common stock to be sold in connection with the repayment of the Closing Loan, such number shall be changed to the number "300,000"; and (ii) each time the amount "$13.35 per share" appears relating to the minimum price at which such shares may be sold and the proceeds applied to the Closing Loan without the consent of Purchaser, such amount shall be changed to the amount "$10.00 per share".

        6.    Exhibits "A" and "B" to the Agreement are hereby amended in their entirety to read as set forth as Exhibits "A" and "B" to this Amendment.

        7.    Except as specifically set forth in this Amendment, each and every term, condition and provision of the Agreement remains unchanged and in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

MONTENA SA
By:	Name: Title:
By:	Name: Title:
"Seller"
MAXWELL TECHNOLOGIES, INC.
By:	Name: Title:
"Purchaser"

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EXHIBIT A

SECURED
PROMISSORY NOTE

$3,000,000 U.S. July , 2002	San Diego, California

        FOR VALUE RECEIVED, the undersigned, Montena SA, a corporation organized under the laws of Switzerland, ("Maker") hereby promises to pay to the order of Maxwell Technologies, Inc., a Delaware corporation, ("Holder") at its offices located at 8888 Balboa Avenue, San Diego, California 92123, or such other place as Holder may designate in writing from time to time, the principal sum of Three Million Dollars, U.S., ($3,000,000) plus accrued interest, on the terms and conditions of this Promissory Note ("Note"). Interest shall accrue under this Note at the rate of 6.5% per annum, and accrued interest shall be paid with each installment payment of principal

        This Note evidences the Closing Loan as defined in Section 5.5 of that certain Stock Purchase and Barter Agreement dated the date of this Note between Maker and Holder (the "Stock Purchase Agreement"). Maker's repayment obligation under this Note is secured by a pledge of 300,000 shares of Holder common stock (the "Pledged Shares") under that certain Stock Pledge Agreement dated the date of this Note between Maker and Holder (the "Stock Pledge Agreement").

        The repayment of principal and accrued interest under this Note shall be coordinated with the sale into the public trading market of shares of Holder common stock issued to Maker at the closing of the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, Holder has committed to register resales of Holder common stock issued to Maker under the Stock Purchase Agreement on a registration statement on Form S-3 to be filed and effective as soon as possible after the date hereof. Maker has committed to sell up to 300,000 shares of Holder common stock within 90 days of the effective date of such registration statement (the "Resale Effective Date") and to use the proceeds of such sales to pay the principal and interest under this Note.

        Accordingly, Maker shall make installment payments within 10 working days following each successive 30-day period during the term of this Note. Such installment payments shall be in the amount of the net proceeds of sales of Holder common stock made by Maker during such 30-day period, including sales at a per-share price less than $10.00, which are agreed by Purchaser to be subject to such installment payment treatment. Upon such an installment payment, Holder shall release from the Stock Pledge Agreement a number of Pledged Shares equal to the number of shares of Holder common stock sold in connection with such installment payment. Each such installment payment shall first be applied to accrued interest hereunder and then to unpaid principal. This Note shall be considered fully paid and satisfied upon the payment through said installments of the entire unpaid principal and accrued interest hereunder or the sale by Maker of a total of 300,000 shares of Holder common stock. If (i) a total of 300,000 shares of Holder common stock applicable to installment payments hereunder has not been sold by the date that is 90 days following the Resale Effective Date, and (ii) the total of accrued interest and principal under this Note has not been repaid by such date, the term of this Note shall be extended for an additional 30 days. If neither event in clause (i) or (ii) above shall have occurred by the expiration of a 120-day period from the Resale Effective Date, then Maker agrees that Holder shall transfer back to itself any Pledged Shares then remaining under the Stock Pledge Agreement, and Holder agrees that any remaining balance of principal and accrued interest shall, upon such transfer back, be considered fully paid and satisfied and this Note considered paid in full.

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        In the event of default of Maker in the timely payment of any amount hereunder or the occurrence of an Event of Default as defined in the Pledge Agreement, the entire unpaid balance of principal and accrued interest under this Note shall be immediately due and payable, together with costs of collection, including, but not limited to, reasonable attorneys' fees, costs and expenses. Maker waives presentment; demand; notice of dishonor; notice of default or delinquency; notice of acceleration; notice of protest and non-payment; notice of costs, expenses, or losses and interest; and diligence in taking any action to collect any sums owing under this Note. Any principal or interest not paid when due shall bear a default rate of interest at the maximum rate permitted by applicable law.

        The Maker shall at any time be permitted to prepay, without penalty or charge, all or any portion of the amount due under this Note.

        This Note is made in the State of California, U.S.A. and it is mutually agreed that California law shall apply to the interpretation of the terms and conditions of this Note.

        IN WITNESS WHEREOF, this Note is executed the above date first written.

Montena SA
By

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EXHIBIT B

STOCK PLEDGE AGREEMENT

        THIS STOCK PLEDGE AGREEMENT (this "Pledge Agreement") is made as of July    , 2002, between Montena SA, a corporation organized under the laws of Switzerland, as pledgor ("Pledgor"), and Maxwell Technologies, Inc., a Delaware corporation, as pledgee ("Pledgee").

R E C I T A L S:

        A.    Pledgor is the beneficial owner of Three Hundred Thousand (300,000) shares (the "Shares") of common stock, $0.10 par value per share of Pledgee.

        B.    Pursuant to the terms of that certain Secured Promissory Note in the amount of $3,000,000 U.S. of even date herewith delivered by Pledgor to Pledgee (the "Note"), Pledgor has agreed to make payments of principal and interest to Pledgee as provided in the Note.

        C.    Pursuant to the terms of the Note, Pledgor is required to execute this Pledge Agreement to secure payment in full of all obligations under the Note, whether for principal, interest, fees, expenses or otherwise and to ensure compliance with the terms and conditions of this Pledge Agreement.

A G R E E M E N T:

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

        1.    Grant of Security Interest in the Shares.    Pledgor hereby grants to Pledgee a security interest in the Shares, pledges and hypothecates the Shares to Pledgee, and deposits the certificates evidencing the Shares (the "Certificates") with Pledgee as collateral security for the payment by Pledgor of all obligations existing under the Note, whether for principal, interest, fees, expenses or otherwise, and the satisfaction of all obligations of Pledgor under this Pledge Agreement. The Certificates, together with one or more stock assignments duly executed in blank with signatures appropriately guaranteed or witnessed, are being delivered herewith to Pledgee, to be retained by Pledgee as the pledgeholder for the Shares.

        2.    Representation and Warranty of Pledgor.    Pledgor represents and warrants to Pledgee that the Shares are free and clear of all claims, mortgages, pledges, liens and other encumbrances of any nature whatsoever, except the liens and restrictions set forth herein and in the Note.

        3.    Voting of Shares.    So long as there shall exist no Event of Default (as hereinafter defined), Pledgor shall be entitled to exercise, as Pledgor deems proper but in a manner not inconsistent with the terms hereof, Pledgor's rights to voting power with respect to the Shares. Pledgee, and not Pledgor, shall be entitled to vote the Shares at any time that there exists an Event of Default.

        4.    Dividends.    So long as there shall exist no Event of Default, Pledgor shall be entitled to receive any dividend (ordinary or extraordinary, whether paid in cash, stock or property) or other distribution with respect to the Shares. If there exists an Event of Default, such dividend or other distribution shall be delivered to Pledgee to be held as additional collateral security under this Pledge Agreement.

        5.    Pledgee's Duties.    So long as Pledgee exercises reasonable care with respect to the Shares in its possession, Pledgee shall have no liability for any loss or damage to such Shares, and in no event shall Pledgee have liability for any diminution in value of the Shares occasioned by economic or market conditions or events. Pledgee shall be deemed to have exercised reasonable care within the meaning of

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the preceding sentence if the Shares in its possession are accorded treatment substantially equal to that which Pledgee accords its own property.

        6.    Partial Release of Shares.        The Note provides for installment payments of the indebtedness thereunder based on sales of shares of Pledgee common stock held by Pledgor other than the Shares. Upon the making of each installment payment under the Note, Pledgee agrees to release and deliver back to Pledgor, free and clear of the security interest created by this Pledge Agreement, that number of the Shares that equals the number of other such shares sold by Pledgee in connection with such installment payment.

        7.    Foreclosure and Sale of Collateral.    Upon the occurrence of any Event of Default, Pledgee may, without notice, except as specified below, at its option, sell all or any part of the Shares, for cash, note or other property upon credit for future delivery or upon such other terms as Pledgee may deem commercially reasonable. Upon such sale, Pledgee, unless prohibited by a provision of any applicable statute, may purchase all or any part of the Shares being sold, free from and discharged of all trusts, claims, rights of redemption and equities of Pledgor. If, at any time when Pledgee shall determine to exercise its rights to sell all or any part of the Shares pursuant to this Section 7, such Shares, or the part thereof to be sold, shall not be effectively registered under the Act as then in effect or any similar statute then in force, subject to the provisions of Section 8 hereof, Pledgee, in its sole and absolute discretion, is hereby expressly authorized to sell such Shares, or any part thereof, by private sale in such manner and under such circumstances as Pledgee may deem necessary or advisable in order that such sale may be effectuated legally without such registration or the Pledgee may undertake, in its sole and absolute discretion, to register the Shares under the Act in order to sell such Shares in a public offering, the costs of such registration to be for the account of the Pledgor.

        8.    Redemption of Collateral.    Notwithstanding any other provision of this Pledge Agreement, upon the occurrence of an Event of Default, Pledgee shall give Pledgor written notice of the time and place of any public sale or of the time on or after which any private sale or other Transfer is to be made at least ten (10) days before the date fixed for any public sale or before the day on or after which any private sale or other Transfer is to be made. Pledgor agrees that, to the extent notice of sale shall be required by law, such ten (10) days' notice shall constitute reasonable notification. This notice shall also specify the aggregate outstanding monetary obligations of the Pledgor to Pledgee at the date of such notice (the "Total Obligation"). At any time during such five-day period, Pledgor shall have the right to redeem the Shares by the payment by certified or bank cashier's check of an amount equal to the Total Obligation.

        9.    Events of Default.    Any breach of or default under the payment provisions of the Note by Pledgee shall be considered an Event of Default for purposes hereof and shall entitle Pledgor to pursue its remedies hereunder and under the Note.

        10.    Termination and Release or Retention of Shares.    This Pledge Agreement shall terminate and all remaining Shares held hereunder shall be released from the pledge under this Pledge Agreement and delivered to Pledgor upon the first to occur of the following events during the term of the Note: (i) the payment of all unpaid principal and accrued interest under the Note, or (ii) the sale by Pledgee of a total of 300,000 shares of Pledgor common stock following the date hereof. If neither such event occurs during the term of the Note, then Pledgee shall retain the balance of the Shares then still held hereunder and not already released under Section 6 above in full satisfaction of the remaining unpaid principal and accrued interest under the Note. In such event, Pledgor agrees to sign and deliver such stock power or other instruments as may be necessary to vest in Pledgee title to such Shares, and Pledgee agrees to cancel the Note and any further obligations Pledgor may have under the Note.

        11.    Cumulation of Remedies; Waiver of Rights.    The remedies provided herein in favor of Pledgee shall not be deemed exclusive but shall be cumulative and shall be in addition to all of the remedies in

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favor of Pledgee existing at law or in equity. No delay on the part of Pledgee in exercising any of its options, powers or rights, or the partial or single exercise thereof, shall constitute a waiver thereof.

        12.    Execution of Endorsements, Assignments, Etc.    Upon the occurrence of an Event of Default, Pledgee shall have the right for and in the name, place and stead of Pledgor to execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Shares and any other shares of the capital stock of Pledgee or other property which is held by Pledgee as collateral security pursuant to this Pledge Agreement.

        13.    Miscellaneous.

          (a)    Further Assurances; Changes in Capitalization.    Each party hereto agrees to perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the intent of this Pledge Agreement. The provisions of this Pledge Agreement shall apply to any and all stock or other securities of the Pledgee or any successor or assign of the Pledgee, which may be issued in respect of, in exchange for or in substitution of, the Shares by reason of any split, reverse split, recapitalization, reclassification, combination, merger, consolidation or otherwise, and such Shares or other securities shall be encompassed within the term "Shares" for purposes of this Pledge Agreement and the Pledgee shall have a security interest in all such securities on the same terms set forth in this Pledge Agreement.

          (b)    Notice.    Except as otherwise provided herein, all notices, requests, demands and other communications under this Agreement shall be in writing, and if by fax, shall be deemed to have been validly served, given or delivered when sent, or if by personal delivery or messenger or courier service, or by registered or certified mail, shall be deemed to have been validly served, given or delivered upon actual delivery, at the following addresses, telephone and facsimile numbers (or such other address(es), telephone and facsimile numbers a party may designate for itself by like notice):

    If to Pledgee:

      Maxwell Technologies, Inc.
      8888 Balboa Avenue
      San Diego, California 92123
      Attention: Donald M. Roberts, Esq.
      Fax: (858) 277-6754

    If to Pledgor:

      Montena SA
      Ch. De la Cornache 1
      CH-1753 Matran, Switzerland
      Attention: Jose Cortes
      Fax: (++41) 026 407 36 39

    With copy to:

      Cortes & Grossenbacher
      Herzogstrasse 14
      CH-8044 Zurich
      Switzerland
      Attention: Jose Cortes
      Fax: (++41) 01 254 90 81

          (c)    Amendments.    This Pledge Agreement may be amended only by a written agreement executed by the parties hereto.

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          (d)    Governing Law.    This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of California.

          (e)    Disputes.    In the event of any dispute between the parties arising out of this Pledge Agreement, the prevailing party shall be entitled to recover from the nonprevailing party the reasonable expenses of the prevailing party including, without limitation, reasonable attorneys' fees.

          (f)    Entire Agreement.    This Pledge Agreement constitutes the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, relating hereto.

          (g)    Successors and Assigns.    The rights and obligations under this Agreement are not assignable or transferable by either side without the prior written consent of the other side.

          (h)    Headings.    Introductory headings at the beginning of each section and subsection of this Pledge Agreement are solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any such section and subsection of this Pledge Agreement.

          (i)    Counterparts.    This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute one and the same Pledge Agreement.

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        IN WITNESS WHEREOF, the parties hereto have duly executed this Pledge Agreement as of the day and year first above written.

PLEDGEE:
MAXWELL TECHNOLOGIES, INC. a Delaware corporation
By:
Title:
PLEDGOR:
MONTENA SA
By
Title:

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QuickLinks

  Exhibit 2.1
STOCK PURCHASE AND BARTER AGREEMENT
RECITALS
SECTION 1 PURCHASE AND SALE OF CAPITAL STOCK
SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE SELLER
SECTION 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER
SECTION 4 PRE-CLOSING COVENANTS OF SELLER
SECTION 5 PRE-CLOSING COVENANTS OF PURCHASER
SECTION 6 CONDITIONS TO CLOSING BY PURCHASER
SECTION 7 CONDITIONS TO CLOSING BY SELLER
SECTION 8 TERMINATION OF AGREEMENT
SECTION 9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
SECTION 10 POST-CLOSING COVENANTS
SECTION 11 GENERAL PROVISIONS
AMENDMENT NUMBER ONE TO STOCK PURCHASE AND BARTER AGREEMENT' BY AND BETWEEN MAXWELL TECHNOLOGIES, INC. AND MONTENA SA
RECITALS
AMENDMENTS
EXHIBIT A
SECURED PROMISSORY NOTE
EXHIBIT B
STOCK PLEDGE AGREEMENT
R E C I T A L S
A G R E E M E N T